Exhibit 10.1

Magic Software Showcases the Power of SharePoint Integration at the Microsoft SharePoint Conference

More than 5000 Gather in Anaheim, CA. to See the Latest in SharePoint Integration

 Anaheim, CA, October 3, 2011 Magic Software Enterprises Ltd. (NASDAQ: MGIC), a global provider of mobile and cloud-enabled application and business integration platforms, announced today that it will showcase the award-winning Magic Software iBOLT integration platform in Booth 166 at the Microsoft SharePoint Conference 2011 in Anaheim, California (October 2-6, 2011).

“We launched our cooperation with Microsoft in July at the Microsoft Worldwide Partner Conference in LA, where we focused on delivering our message to channel partners,” said Regev Yativ, CEO of Magic Software Enterprises Americas. “We are pleased to be building on our momentum and success by introducing our application and integration platforms directly to Microsoft SharePoint customers for the first time at this event. Our ability to connect systems across the Microsoft, IBM, Oracle, Salesforce.com, and SAP ecosystems is proving to be a great source of new business for Magic Software.”

Magic Software accelerates business performance for Microsoft customers with smarter, future-proof technology and close customer collaboration. Magic’s iBOLT integration platform implements a fresh, metadata-driven approach that streamlines complexity, enabling IT professionals to do more with less effort. It enables enterprises to leverage existing assets, maximize interoperability, and integrate legacy and core infrastructure.

iBOLT orchestrates business processes between customer-facing SharePoint applications and mission-critical back-end enterprise systems, such as ERP, CRM, and SCM applications. By focusing on a visual ‘drag, drop, and configure’ approach to business logic, iBOLT makes the integration of enterprise systems with SharePoint applications radically simpler, quicker, and more scalable.

Additional information is available on the Magic Software website at www.magicsoftware.com/ibolt.

About Magic Software
Magic Software Enterprises (NASDAQ: MGIC) is a global provider of mobile and cloud-enabled application and business integration platforms. Our technology gives our partners and customers the power to leverage existing IT resources, enhance business agility, and focus on core business priorities.

With over 25 years of experience, Magic Software has millions of successful installations worldwide and a global network of thousands of business partners. Our technological approach, product roadmap and corporate strategy are recognized by the leading industry analysts. Magic Software has 14 offices worldwide, a presence in over 50 countries, and strategic alliances with global IT leaders, including IBM, Microsoft, Oracle, Salesforce.com, and SAP AG.

For more information about Magic Software and its products and services, visit www.magicsoftware.com, and for more about our industry related news, business issues and trends, read the Magic Software Blog.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based upon a number of factors including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product conditions, both here and abroad, release and sales of new products by strategic resellers and customers, and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission.

Press contacts:

Magic Software USA Cathy Caldeira Metis Communications Tel: +1-617-236-0500 Email: magicsoftware@metiscomm.com	Magic Software WW Tania Amar Magic Software Tel: +972 (0)3 538 9300 Email: tania@magicsoftware.com